Exhibit 99.1

CytomX Therapeutics Reports Full Year 2022 Financial Results

and Provides Business Update

- Internal focus on next generation therapeutic pipeline including ongoing Phase 1 for CX-904 (EGFRxCD3) and anticipated IND filings for CX-2051 (EpCAM-directed ADC) and CX-801 (Interferon alpha-2b) in the second half of 2023 -

- Bristol Myers Squibb advances Anti-CTLA-4 non-fucosylated Probody®, BMS-986288, from Phase 1 to Phase 2 clinical evaluation as lead, next-generation CTLA-4 program -

- Continued progress in strategic alliances including first clinical candidate milestone in Probody T-Cell Bispecific collaboration with Astellas and initiation of Regeneron and Moderna collaborations -

- CytomX to evaluate future development opportunities for CX-2029 (conditionally activated CD71-directed ADC) and pursue additional strategies for CD71 targeting following AbbVie’s decision not to advance the program into additional clinical studies -

- CytomX to host conference call today at 5 p.m. EST / 2 p.m. PST

SOUTH SAN FRANCISCO, Calif., March 27, 2023 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of conditionally activated, localized biologics, today reported full year 2022 financial results and provided a business update.

“2022 was an important year of transition for CytomX as we proactively restructured our organization to maximize long-term success and value creation. We entered 2023 with considerable momentum across our therapeutic pipeline including our first Probody T-cell bispecific in the clinic and preparing for two new, wholly-owned IND filings anticipated this year. We continue to optimize and leverage our leading Probody platform to create high impact therapeutic candidates with the potential to maximize overall benefit for patients. With our recently announced collaborations with Moderna and Regeneron, we are further extending the reach of our science, broadening our pipeline, and bringing important non-dilutive capital into the company. These accomplishments underscore our leadership in conditionally activated, localized biologic therapies and we look forward to a year of strong execution in 2023 that will also include a reassessment of our CX-2029 and CD71 strategy following AbbVie’s decision not to further advance the program,” said Sean McCarthy, D.Phil., chief executive officer and chairman of CytomX Therapeutics.

Fourth Quarter Business Highlights and Recent Developments

•
CX-904, T-cell-engaging bispecific (TCB) EGFRxCD3, Phase 1 clinical study ongoing – CX-904 is a conditionally activated TCB designed to target the epidermal growth factor receptor (EGFR) on cancer cells and the CD3 receptor on T cells within the tumor microenvironment. CX-904 is being evaluated by CytomX in an ongoing Phase 1 study in patients with advanced solid tumors. The first patient was dosed in May 2022 and the dose escalation portion of the study continues to advance and is now in the 3+3 stage having successfully completed initial single patient cohorts. The continued progression of CX-904 is a key priority for the company in 2023 with the primary goal of assessing safety and determining a recommended dose, or doses, for subsequent expansions in select tumor types. This program is partnered with Amgen in a global co-development alliance with CytomX retaining the right to opt into a profit share in the U.S.

•
IND filings anticipated in 2H 2023 for Wholly Owned CX-801, Interferon (IFN) alpha-2b, and CX-2051, EpCAM-directed ADC – For CytomX’s next generation molecules, the company has selected the previously validated anti-cancer targets, EpCAM and IFNa2b, respectively, that have been limited in their potential due to systemic toxicities. In the molecular design of CX-2051 and CX-801, we have incorporated our platform expertise and clinical learnings to optimize predicted therapeutic index in order to potentially broaden the clinical utility of these promising agents through localization to the tumor microenvironment. CytomX anticipates filing INDs for both programs in the second half of 2023.

•
BMS advancement of BMS-986288 to Phase 2 – In February 2023, BMS published pipeline updates that included moving the Anti-CTLA-4 non-fucosylated Probody®, BMS-986288, from Phase 1 to Phase 2. BMS prioritized the BMS-986288 Probody® program over the other two molecules in its CTLA-4 pipeline – the Probody®, BMS-986249, and the antibody, BMS-986218.

•
CX-2029: Updated Phase 2 data and next steps – CX-2029 is a conditionally activated ADC directed toward CD71, the transferrin receptor. In January 2023, updated Phase 2 results were announced from the cohort expansion study which included squamous esophageal cancer, squamous non-small cell lung cancer (sqNSCLC), and head and neck squamous cell carcinoma (HNSCC). The Phase 2 data demonstrated encouraging clinical activity in unselected, heavily pre-treated patients with tumors of squamous histology including a 21% objective response rate (ORR) in squamous esophageal cancer and a 10% ORR in squamous non-small cell lung cancer (sqNSCLC). The adverse event (AE) profile was consistent with Phase 1 observations with anemia (82.6% all grade, 76.1% grade 3+) being the most common treatment related adverse event (TRAE). On March 21, 2023, AbbVie notified the company that it would not advance CX-2029 into additional clinical studies and provided notice of termination of the 2016 CD71 License and Collaboration Agreement. As a result of the termination, CytomX will regain full rights to CD71 and has an exclusive option to re-acquire full rights to CX-2029. CytomX will evaluate potential next steps for CX-2029 as well as pursue next-generation strategies for targeting CD71. CytomX and AbbVie have also concluded their research activities under a 2016 Discovery License and Collaboration Agreement.

•
Clinical candidate milestone achievement in Astellas TCB collaboration – In January 2023, Astellas nominated a collaboration clinical candidate, the first Probody® TCB molecule to progress in the alliance, triggering a $5 million dollar milestone payment to CytomX. CytomX and Astellas are collaborating on additional conditionally activated TCB programs, and CytomX is eligible to receive future preclinical, clinical, and commercial milestones. CytomX retains a cost share and co-commercialization option on a select number of targets.

•
New strategic research collaboration with Moderna – In December 2022, CytomX entered a collaboration and licensing agreement to create investigational mRNA-based conditionally activated therapies utilizing Moderna’s mRNA technologies and CytomX’s Probody® therapeutic platform. The research collaboration will leverage core scientific advances at Moderna and CytomX with the strategy of encoding potent, masked biologics with mRNA, for the potential treatment of oncology and non-oncology conditions. CytomX received an upfront payment of $35 million, including $5 million of pre-paid research funding, and is eligible to receive up to approximately $1.2 billion in future development, regulatory, and commercial milestone payments, along with tiered royalties on global net sales of any products that are commercialized under the agreement. Moderna has the option to participate in a future CytomX equity financing, subject to certain terms, conditions and regulatory requirements.

•
New strategic research collaboration with Regeneron – In November 2022, CytomX entered its collaboration with Regeneron to enable the development of investigational next-generation bispecific immunotherapies using CytomX’s Probody® and Regeneron's Veloci-Bi® platforms. The Probody® platform has the potential to widen the therapeutic window and minimize on-target, off-tumor effects for these next-generation T-cell engaging therapies, potentially addressing tumor types that have historically been unresponsive to immunotherapy. CytomX received a $30 million upfront payment in December 2022 and is eligible for up to approximately $2 billion in research, development, regulatory and sales-based milestones.

Priorities for 2023

•
CX-904 (EGFRxCD3): Continue patient enrollment and dose escalation in ongoing Phase 1 study
•
File 2 New INDs (wholly-owned): CX-801 (IFNa2b) and CX-2051 (EpCAM) projected in the second half of 2023
•
CX-2029 (CD71 ADC): Determine next steps for CD71 program, including CX-2029
•
Next-Generation CTLA-4 Program: Continued clinical progress for BMS-986288
•
Collaborations: Initiation of R&D activities with our newest collaborators, Regeneron and Moderna, and ongoing activities with Astellas, Amgen and BMS

Full Year 2022 Financial Results

Cash, cash equivalents and investments totaled $194 million as of December 31, 2022, compared to $305 million as of December 31, 2021 and $194 million as of September 30, 2022. The cash balance at December 31, 2022 includes the $30 million upfront payment received under the Regeneron agreement, but excludes the $35 million cash payment received under the Moderna agreement in the first quarter of 2023.

Total revenue was $53.2 million for the year ended December 31, 2022, compared to $37.3 million in 2021. The increase in revenue was driven by higher estimated percentages of completion for the research and development programs in the company’s collaborations with AbbVie, Astellas and Bristol Myers Squibb, partially offset by decreased revenue under the Amgen Agreement driven by a lower estimated percentage of completion for the CX-904 program due to an increase in the projected hours-to-completion.

Research and development expenses decreased by $2.5 million during year ended December 31, 2022, to $111.6 million compared to $114.2 million in 2021. The decrease in research and development expenses was driven by a decrease in clinical trial and lab contract services for CX-2009, CX-072, CX-2029, CX-904 and pre-clinical programs, offset by $5.3 million of restructuring expenses.

General and administrative expenses increased by $3.6 million during the year ended December 31, 2022 to $42.8 million compared to $39.2 million in 2021 primarily driven by $2.4 million of restructuring expenses and a $1.0 million increase in professional expenses related to new collaboration agreements.

Overall expenses related to the company restructuring announced in July 2022 were $7.7 million consisting primarily of employee-related expenses and severance benefits. The restructuring is substantially complete as of December 31, 2022.

On March 27, 2023, CytomX Therapeutics, Inc. filed an amended 2021 Annual Report on Form 10-K/A which included restated financial statements for the years ended December 31, 2019, 2020, and 2021 and the quarterly periods for 2020 and 2021. CytomX’s 2022 Annual Report on Form 10-K includes restated interim information for the 2022 quarterly periods. Please refer to the 2021 Form 10-K/A and 2022 Form 10-K for a full description of the restatement and the corresponding financials.

The financial results contained in this press release reflect the restated financial statements in CytomX’s most recent SEC filings.

Conference Call & Webcast

CytomX management will host a conference call and simultaneous webcast today at 5 p.m. ET (2 p.m. PT) to discuss the financial results and provide a business update. Participants may access the live webcast of the conference call from the Events and Presentations page of CytomX’s website at https://ir.cytomx.com/events-and-presentations. Participants may register for the conference call here and are advised to do so at least 10 minutes prior to joining the call. An archived replay of the webcast will be available on the Company’s website.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated, biologics localized to the tumor microenvironment. By pioneering a novel class of conditionally activated biologics, powered by its Probody® technology platform, CytomX’s goal is to transcend the limits of current cancer treatments. CytomX’s robust and differentiated pipeline comprises five therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (“ADCs”), T-cell engaging bispecific antibodies (“TCBs”), and immune modulators such as cytokines and checkpoint inhibitors (“CPIs”). CX-2029 is an investigational conditionally activated antibody-drug conjugate (ADC) directed toward CD71. CytomX’s clinical pipeline also includes cancer immunotherapeutic candidates against validated targets such as the CTLA-4-targeting Probody therapeutic BMS-986288, partnered with Bristol Myers Squibb, as well as CX-904, a conditionally activated T-cell-engaging bispecific antibody targeting the epidermal growth factor receptor (EGFR) on tumor cells and the CD3 receptor on T cells, which is partnered with Amgen. In addition, CytomX has a diverse preclinical portfolio of wholly-owned assets including CX-801, an interferon alpha-2b Probody cytokine that has broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors and CX-2051, a conditionally activated ADC directed toward EpCAM, with potential applicability across multiple EpCAM-expressing epithelial cancers. CytomX has also established strategic collaborations with multiple leaders in oncology, including Amgen, Astellas, Bristol Myers Squibb, Regeneron and Moderna. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit https://cytomx.com/and follow us on LinkedIn and Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to the future potential of partnerships or collaboration agreements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including CX-2029, BMS-986288, CX-904, CX-801, and CX-2051, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of CX-2029, BMS-986288, and CX-904, and the timing of the commencement of clinical trials, initial and ongoing data availability, investigational new drug applications and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the business, research and clinical operations of CytomX or its partners, including the development of preclinical drug candidates due to delays in and disruption of research activities and the development of clinical drug candidates due to delays in or disruption of clinical trials, including impacts on the enrollment of patients in clinical trials or other clinical trial disruptions; the possibility that the results of preclinical research and early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-2029, BMS-986288, CX-904, CX-801, and CX-2051; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; and possible regulatory developments in the United States and foreign countries. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Annual Report on Form 10-K filed with the SEC on March 27, 2023. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Probody is a U.S. registered trademark of CytomX Therapeutics, Inc.

Investor Contact:

Chris Ogden

SVP, Finance and Accounting

cogden@cytomx.com

Direct: (317) 767-4764

Investor and Media Contact:

Stern Investor Relations

Stephanie Ascher

stephanie.ascher@sternir.com
212-362-1200

CYTOMX THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year Ended December 31,
	2022	2021
Revenues	$53,163	$37,312
Operating expenses:
Research and development	111,649	114,194
General and administrative	42,849	39,160
Total operating expenses	154,498	153,354
Loss from operations	(101,335)	(116,042)
Interest income	1,678	255
Other income (expense), net	340	(83)
Loss before income taxes	(99,317)	(115,870)
Benefit from income taxes	-	-
Net loss	$(99,317)	$(115,870)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments, net of tax	$252	$(195)
Total comprehensive loss	$(99,065)	$(116,065)

Net loss per share, basic and diluted	$(1.51)	$(1.81)
Shares used to compute net loss per share, basic and diluted	65,739,844	64,146,848

CYTOMX THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$193,650	$205,530
Short-term investments	—	99,696
Accounts receivable	35,986	790
Prepaid expenses and other current assets	7,466	4,285
Total current assets	237,102	310,301
Property and equipment, net	5,072	5,960
Intangible assets, net	875	1,021
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	15,949	19,362
Other assets	27	901
Total assets	$260,891	$339,411
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$2,809	$2,818
Accrued liabilities	28,532	34,236
Deferred revenues, current portion	121,267	40,816
Total current liabilities	152,608	77,870
Deferred revenue, net of current portion	180,059	243,944
Operating lease liabilities - long term	13,975	18,056
Total liabilities	346,642	339,870
Commitments and contingencies
Stockholders' equity (deficit)
Convertible preferred stock	—	—
Common stock	1	1
Additional paid-in capital	637,117	623,344
Accumulated other comprehensive income (loss)	10	(242)
Accumulated deficit	(722,879)	(623,562)
Total stockholders' equity (deficit)	(85,751)	(459)
Total liabilities and stockholders' equity (deficit)	$260,891	$339,411